Execution Copy
Exhibit 10.1
AGREEMENT OF SUBLEASE
AGREEMENT OF SUBLEASE (this “Sublease”), made as of the 28th day of February, 2007, by and between Harris Interactive Inc., a Delaware corporation, with offices at 60 Corporate Woods, Rochester, New York 14623 (“Sub-Sublandlord”) and McCANN ERICKSON INC., a Delaware corporation, with offices at 622 Third Avenue, New York, NY 10017 (“Subtenant”) with reference to the following facts:
W I T N E S S E T H:
     WHEREAS, Sub-Sublandlord is presently the tenant under that certain Agreement of Sublease, dated as of June 8, 2004, between The McCall Pattern Company, a Delaware corporation (as successor-in-interest by merger to Butterick Company, Inc.), with offices at Eleven Penn Plaza, New York, New York 10001 (“Sublandlord”) such lease shall be referred to hereafter as the “McCall-Harris Sublease”; and
     WHEREAS, Sublandlord is presently the tenant as successor in interest to Butterick Company, Inc. under that certain Lease Agreement, dated as of August 16, 1988, between Earle W. Kazis Associates, Inc., as agent for Spring and America Associates and Ronald J. Mount and Earle W. Kazis, collectively, as landlord (“Master Landlord”) and Butterick Company, Inc., as tenant (the “Base Lease”), which Base Lease was amended by Lease Modification and Partial Surrender of Lease Agreement dated July 12, 1995 (the “First Amendment”), by Lease Modification and Partial Surrender of Lease Agreement dated May 24, 1996 (the “Second Amendment”), by Lease Modification and Partial Surrender of Lease Agreement dated March 21, 1997 (the “Third Amendment”), by Lease Extension and Modification Agreement dated September 26, 1997 (the “Fourth Amendment”) and by Lease Modification and Partial Surrender of Lease Agreement dated January, 2000 (the “Fifth Amendment”), which Base Lease, First Amendment, Second Amendment, Third Amendment, Fourth Amendment and Fifth Amendment are hereinafter collectively called the “Master Lease” (a redacted copy of which is attached hereto as Exhibit “A”); and, currently covering certain premises comprising 40,000 rentable square feet consisting of the entire sixth (6th) and seventh (7th) floors (hereinafter referred to as the “Sublease Premises”) all as more particularly described on the floor plan attached hereto as Exhibit “B”, in the building (the “Building”) located at 161 Avenue of the Americas, New York, New York; and
     WHEREAS, Subtenant desires to sublease from Sub-Sublandlord, and Sub-Sublandlord is willing to sublease to Subtenant approximately 8,180 rentable square feet located on the 7th floor (hereinafter referred to as the “Sub-Sublease Premises”) all as more particularly described in the floor plan attached hereto as Exhibit “B” in the building (the “Building”) located at 161

Avenue of the Americas, New York, New York, upon the terms and conditions set forth in this Sublease;
     NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:
     1. Demised Premises/Term/Subtenant’s Work.
          A. Sublease Premises/Term. Sub-Sublandlord does hereby lease to Subtenant, and Subtenant does hereby hire and take from Sub-Sublandlord, the Sub-Sublease Premises for a term (the “Term”) commencing on the date which is the later of (i) March 1, 2007 (the “Target Commencement Date”) or (ii) such date on which Sub-Sublandlord shall deliver possession of the Sub-Sublease Premises to Subtenant, along with the Master Landlord’s and Sublandlord’s Consent (as hereinafter defined) (the “Commencement Date”), and expiring at 11:59 p.m. on April 28, 2012 (the “Expiration Date”), unless sooner terminated pursuant to the terms hereof or by operation of law. Promptly after delivery of possession of the Sub-Sublease Premises to Subtenant, the parties shall execute a letter confirming the Commencement Date of this Sub-Sublease. Anything herein contained to the contrary notwithstanding, Sub-Sublandlord may tender physical possession of the Sub-Sublease Premises to Subtenant prior to the Target Commencement Date and Subtenant shall accept possession of the Sub-Sublease Premises on the date of delivery of physical possession to Subtenant (the “Early Possession Period”). All the provisions of this Sublease shall apply during the Early Possession Period except no Monthly Base Rent (as hereinafter defined) shall be due.
          B. Master Landlord’s Consent. This Sublease is conditioned upon the written consent by the Master Landlord and Sublandlord to this Sublease, which consent shall be substantially in the form annexed hereto as Exhibit “C” (the “Consent to Sublease”). Promptly after the execution of this Sublease, Sub-Sublandlord shall present the Consent to Sublease to Master Landlord and Sublandlord for execution. Sub-Sublandlord shall use its best efforts to obtain Master Landlord’s and Sublandlord’s execution of the Consent to Sublease on or before that date which is 45 days from the date first set forth above (the “Final Consent Delivery Date”), including payment of any moneys required to be paid such parties for their consent, but Sub-sublandlord shall not be required to take any legal action for such purpose. Subtenant agrees to cooperate with Sub-Sublandlord in responding to any request by Master Landlord and Sublandlord for information (financial or otherwise) or documents relating to Subtenant or its business. Should Sub-Sublandlord fail for any reason to deliver possession of the Sub-Sublease Premises along with the executed Consent to Sublease by the Final Consent Delivery Date, Subtenant may terminate this Sublease or elect to cause the Term to commence on (and the Commencement Date shall be) the date on which Sub-Sublandlord actually delivers to Subtenant both possession of the Sub-Sublease Premises and the fully executed Consent to Sublease.
          C. Subtenant’s Work.
               (1) “Subtenant’s Work” shall mean the initial installations, alterations, additions, substitutions, improvements and decorations to be performed by Subtenant, or its agents, employees or contractors, at Subtenant’s sole cost and expense, subject to the provisions of this Paragraph 1.C., for the purpose of making the Sublease Premises ready for occupancy by Subtenant.
               (2) Subtenant shall prepare, and shall deliver to Master Landlord and Sublandlord (if applicable) and to Sub-Sublandlord, for their approval, in accordance with the provisions of Paragraph FOURTH of the Master Lease, “Subtenant’s Construction Documents” in the form, quantity, and manner specified by Sub-Sublandlord and/or Master Landlord and Sublandlord. Subtenant’s Construction Documents shall be in conformity with all applicable laws and requirements. Sub-Sublandlord shall deliver its comments and/or approval of Subtenant’s Construction Documents within ten (10) business days of its receipt of said documents and shall use its best efforts to cause the Master Landlord and Sublandlord to promptly deliver its comments and/or approval of Subtenant’s Construction Documents. Subtenant shall cause Subtenant’s Construction Documents to be revised (if necessary), pursuant to Master Landlord’s and Sublandlord’s (if applicable) and Sub-Sublandlord’s respective comments; provided if the parties reasonably cannot agree on the necessary revisions within sixty (60) days of the date receipt of the later of Sub-Sublandlord’s or Master Landlord’s or Sublandlord’s comments, Subtenant shall have the right to terminate this Sublease.
               (3) Subtenant may use Subtenant’s contractor to perform the Subtenant’s Work in accordance with Subtenant’s Construction Documents, the terms of this Sublease, the Master Lease and the following qualifications:
                    (a) Subtenant shall obtain the written approval of Sub-Sublandlord, Sublandlord and Master Landlord (each, if applicable), (which approval, as to Sub-Sublandlord and Sublandlord, shall not be unreasonably withheld or delayed), of the work it proposes to perform and of the plans and specifications therefor;
                    (b) Subtenant’s Work shall be performed by responsible contractors and subcontractors reasonably acceptable to and approved in advance by Sub-Sublandlord, Sublandlord and Master Landlord, who (i) shall not, in Sub-Sublandlord’s, Sublandlord’s and Master Landlord’s, respective, reasonable judgment, affect Sub-Sublandlord’s, Sublandlord’s or Master Landlord’s relationship with Sub-Sublandlord’s, Sublandlord’s or Master Landlord’s contractors or subcontractors or disturb harmonious labor relations in the Building, (ii) shall not, in Sub-Sublandlord’s, Sublandlord’s or Master Landlord’s reasonable judgment, interfere with the use and occupancy of other tenants or Subtenants in the Building, and (iii) shall maintain in effect, and evidence to Sub-Sublandlord, Sublandlord and Master Landlord (by delivery of a duplicate policy or a certification of insurance), worker’s compensation insurance and disability insurance in accordance with statutory requirements, and comprehensive general liability insurance with companies, coverages, amounts and insureds as Sub-Sublandord, Sublandlord or Master Landlord may from time to time reasonably require or approve;
                    (c) Subtenant and its contractors and subcontractors shall be solely responsible for the transportation, safekeeping and storage of materials and equipment used in the construction and performance of the Subtenant’s Work, for the removal of waste and debris resulting there from, and for any damage caused by them to any installations or work performed by any other party;

                    (d) Subtenant shall allow Sub-Sublandlord’s, Sublandlord’s and/or Master Landlord’s designated representatives’ access to the Sub-Sublease Premises at reasonable times during the completion of the Subtenant’s Work, for the purposes of inspecting and verifying Subtenant’s Work. Sub-Sublandlord, Sublandlord and/or Master Landlord shall inspect the performance of Subtenant’s Work and shall advise Subtenant promptly of any objection to the performance of such Subtenant’s Work to the extent Sub-Sublandlord, Sublandlord or Master Landlord learns of any condition which is not reasonably acceptable. Notwithstanding the foregoing, Sub-Sublandlord, Sublandlord’s and/or Master Landlord’s inspection of the Subtenant’s Work shall not be (i) an approval by Sub-Sublandlord, Sublandlord or Master Landlord of any work performed or materials furnished with respect to any portion of the Subtenant’s Work or (ii) a representation or acknowledgment by Sub-Sublandlord, Sublandlord or Master Landlord as to the fitness of such Subtenant’s Work or their compliance with applicable Law (as hereinafter defined);
                    (e) All such Subtenant’s Work shall be performed during the hours permitted by Master Landlord and shall not interfere with the operation and maintenance of the Building or unreasonably interfere with or interrupt the use and occupancy of the Building by other tenants.
                    (f) All such Subtenant’s Work shall comply with all applicable laws and requirements; and
                    (g) Subtenant shall indemnify, defend and hold Sub-Sublandlord, Sublandlord and Master Landlord harmless from any and all loss, damage, claim, demand, action, cost and expense incurred by Sub-Sublandlord, Sublandlord or Master Landlord (including reasonable attorneys’ fees) arising in connection with the completion of the Subtenant’s Work, unless such loss, damage, claim, demand, action, cost or expense is caused by Sub-Sublandlord’s, Sublandlord’s or Master Landlord’s willful misconduct or negligent act or omission.
               (4) Subtenant shall pay promptly all persons furnishing labor or materials with respect to the Subtenant’s Work or any other work performed by Subtenant or its contractors on or about the Sub-Sublease Premises. If any construction lien claim or other lien (collectively “Lien”) shall at any time be filed against the Building and/or the Sub-Sublease Premises by reason of work, labor, services or materials performed or furnished, or alleged to have been performed or furnished, to Subtenant or to anyone holding the Sub-Sublease Premises through or under Subtenant, Subtenant shall forthwith cause the same to be discharged or bonded to the reasonable satisfaction of Sub-Sublandlord, Sublandlord and Master Landlord. If Subtenant shall fail to cause such Lien forthwith to be discharged or bonded within twenty (20) days of the filing thereof, then, in addition to any other right or remedy of Sub-Sublandlord, Sub-Sublandlord, following reasonable prior notice to Subtenant and its failure to cure, may bond or discharge the same by paying the amount claimed to be due, and the amount so paid by Sub-Sublandlord, including reasonable attorney’s fees incurred by Sub-Sublandlord either in defending against such Lien or in procuring the bonding or discharge of such Lien, together with interest thereon, shall be due and payable by Subtenant to Sub-Sublandlord. Nothing contained in this Sublease shall be deemed or construed in any way as constituting the consent or request of Sub-Sublandlord, Sublandlord or Master Landlord, express or implied, by inference or otherwise, to the filing of any Lien against the Sub-Sublease Premises or the Building by any contractor, subcontractor, laborer, materialman, architect or engineer for the performance of any labor or the furnishing of any materials or services for or in connection with the Sub-Sublease Premises or the Building of any part thereof. Notice is hereby given that Sub-Sublandlord, Sublandlord and Master Landlord shall not be liable for any labor or materials or services furnished or to be furnished to Subtenant upon credit. Subtenant shall indemnify and hold harmless Sub-Sublandlord, Sublandlord, Master Landlord (and any ground and underlying lessors) against and from all costs, liabilities, suits, penalties and demands, including reasonable counsel fees, resulting from a Lien being filed against Sub-Sublandlord, Sublandlord, Master Landlord and any ground lessor, or any portion of the Sub-Sublease Premises, regardless of whether or not such Lien, charge, order or encumbrance is valid or enforceable.
               (5) Within a reasonable period after completion of the Subtenant’s Work, Subtenant shall deliver to Sub-Sublandlord general releases and waivers of lien, substantially in the form annexed hereto as Exhibit “C”, from all contractors, subcontractors and materialmen involved in the performance of the Subtenant’s Work and the materials furnished in connection therewith, and a certificate from the Subtenant’s independent licensed architect certifying that (i) Subtenant’s Work has been completed substantially in accordance with approved plans and specifications and (ii) all contractors, subcontractors and materialmen have been paid for the Subtenant’s Work and materials furnished through such date. Notwithstanding the foregoing, Subtenant shall not be required to deliver to Sub-Sublandlord any general release or waiver of lien if as to item of work which Subtenant is in good faith disputing, provided that Subtenant shall keep Sub-Sublandlord advised in a timely fashion of the status of such dispute and the basis therefor and Subtenant shall deliver to Sub-Sublandlord the general release or waiver of lien when the dispute is settled. In the event Subtenant shall not be able to secure general releases and waivers of lien, Subtenant shall provide Sub-Sublandlord with evidence that all contractors, subcontractors and materialpersons have been paid in full.
          (D) Sub-Sublandlord’s Work. Prior to the Commencement Date, Sub-Sublandlord shall perform the following work within the Sub-Subleased Premises: build a demising wall to Building standard. If Sub-Sublandlord does not get government approvals to build the demising wall, then this Sublease shall not commence. Subtenant shall replace the entry door with a glass front door, remove closets at entry, all in accordance with plans and specifications to be reasonably approved by Sub-Sublandlord, Sublandlord, Master Landlord and any government agent approvals, if required. Sub-Sublandlord shall be responsible for payment of any monies required to be paid for such parties’ consent, but Subtenant shall be responsible for payment of any monies required to be paid for such parties’ consent to any other work proposed by Subtenant.

     2. Rent.
          A. Monthly Base Rent.
               (1) Concurrently with the execution and delivery of this Sublease, Subtenant shall deliver to Sub-Sublandlord payment consisting of the first month’s Monthly Base Rent due pursuant to Paragraph 2.A(2)(i) below.
               (2) Subject to the provisions of Paragraph 2.A(3) below, commencing as of the first day of the first calendar month in which the Commencement Date occurs and continuing throughout the Term of this Sublease, Subtenant shall pay to Sub-Sublandlord on or before the first day of each calendar month during the Term of this Sublease (each, a “Rental Payment Date”), without notice or demand, in lawful money of the United States, at the Sub-Sublandlord’s address as above stated or such other place as Sublandlord may designate, base rent for the Sub-Sublease Premises for each month during the Term (the “Monthly Base Rent”) in the following amounts:
(i) For the period commencing on the Commencement Date and terminating on the date which is half way through the Term annual rent in the amount of TWO HUNDRED NINETY-EIGHT THOUSAND FIVE HUNDRED SEVENTY DOLLARS ($298,570.00) [8,180 square feet x $36.50 PSF], payable in equal monthly installments during such period in the amount of Twenty-Four Thousand Eight Hundred Eighty and 83/100 Dollars ($24,880.83) per month;
(ii) For the period commencing on the day following the date which is half way through the Term, and terminating on April 28, 2012 , annual rent in the amount of THREE HUNDRED FOURTEEN THOUSAND NINE HUNDRED THIRTY DOLLARS ($314,930.00) [8,180 square feet x $38.50 PSF], payable in equal monthly installments during such period in the amount of Twenty-Six Thousand Two Hundred Forty-Four and 17/100 Dollars ($ 26,244.17) per month;
Monthly Base Rent for any period during the Term of this Sublease which is for less than one (1) calendar month shall be prorated based on a thirty (30) day month.
               (3) Provided Subtenant shall not be in default of its obligations hereunder beyond applicable notice and cure periods herein or by statute allowed, Subtenant shall be entitled to abatement of Monthly Base Rent for the period of eight weeks from the Commencement Date (“Free Rent Period”).
               (4) In the event the Sublease shall terminate by reason of the Subtenant’s breach of the terms hereof, Sub-Sublandlord shall be entitled to payment of a sum equal to two months’ rent if Subtenant’s breach occurs during the first three years of the Term or one month’s rent if the Subtenant’s breach occurs during the last two years of the Term.

          B. Additional Rent.
               (1) For purposes of this Sublease, the following terms shall be applicable:
                    (a) “Subtenant’s Proportionate Share” shall mean 100% of the excess of the amounts payable by Sub-Sublandlord to Sublandlord to Master Landlord pursuant to Paragraphs THIRTY-EIGHTH and THIRTY-NINTH of the Master Lease above the Sublease Real Estate Tax Base Year (as herein defined) and Sublease Operating Expense Base Year (as herein defined). Provided the square footage of the demised premises subject to the McCall-Harris Sublease remains unchanged, the Subtenant’s Proportionate Share shall equal 20.45% of said demised premises. In the event that said demised premises is modified, the proportionate share shall be modified accordingly.
                    (b) “Sublease Real Estate Tax Base Year” shall mean the average of the total real estate taxes as defined in Paragraph THIRTY-EIGHTH payable by Sub-Sublandlord for the fiscal periods July 1, 2006 through June 30, 2007 and July 1, 2007 through June 30, 2008.
                    (c) “Sublease Operating Expense Base Year” shall mean the operating expenses as defined in Paragraph THIRTY-NINTH payable by Sub-Sublandlord for the fiscal period January 1, 2007 through December 31, 2007.
               (2) Commencing on the first day of the month following the one year anniversary of the Commencement Date, Subtenant shall pay to Sub-Sublandlord as Additional Rent without any setoff or deduction whatsoever, an amount equal to Subtenant’s Proportionate Share of increases above the Sublease Operating Expense Base Year for such calendar year and commencing on July 1, 2007, Subtenant shall pay to Sub-Sublandlord as Additional Rent without any setoff or deduction whatsoever, an amount equal to Subtenant’s Proportionate Share of increases above the Sublease Real Estate Tax Base Year (collectively, the “Excess Annual Expense Amount”). Subtenant’s Proportionate Share of such Excess Annual Expense Amount shall be payable as follows:
                    (a) Not later than December 1, 2007 and continuing on December 1st of each subsequent year during the Term of this Sublease, Sub-Sublandlord shall deliver a statement to Subtenant setting forth Sub-Sublandlord’s reasonable estimate of Operating Expenses for the next following calendar year and (2) Not later than June 1, 2008, and continuing on June 1st of each subsequent year during the Term of this Sublease, Sub-Sublandlord shall deliver a statement to Subtenant setting forth Sub-Sublandlord’s reasonable estimate of Sublease Real Estate Taxes for the following fiscal year (collectively, the “Estimated Annual Expense Amount”), (ii) the difference between the Estimated Annual Expense Amount and the total amounts for the Sublease Operating Expense Base Year and the Sublease Real Estate Tax Base Year incurred by Sub-Sublandlord (collectively, the “Estimated Excess Expense Amount”), and (iii) Subtenant’s Proportionate Share of such Estimated Excess Expense Amount (“Subtenant’s Estimated Obligation”). Subtenant’s Estimated Obligation shall be prorated for any partial calendar year during the Term of this Sublease.

                    (b) Commencing (i) on the first day of the month following the one year anniversary of the Commencement Date and on each Rental Payment Date thereafter during the Term of this Sublease, Subtenant shall pay to Sub-Sublandlord, as Additional Rent, an amount equal to 1/12th Subtenant’s Estimated Obligation for Operating Expense escalations for the calendar year in which such Rental Payment Date occurs, and (ii) July 1, 2008 and on each Rental Payment Date thereafter during the Term of this Sublease, Subtenant shall pay to Sub-Sublandlord, as Additional Rent, an amount equal to 1/12th Subtenant’s Estimated Obligation for Real Estate Tax escalation for the fiscal year in which such Rental Payment Date occurs.
                    (c) Not later than September 1 of each calendar year, commencing on September 1, 2009, Sub-Sublandlord shall furnish Subtenant with a statement (“Final Expense Statement”) setting forth (i) the actual amount of the excess above Sublease Operating Expense Base Year and Sublease Real Estate Tax Base Year incurred by Sub-Sublandlord for the preceding fiscal year (“Sub-Sublandlord’s Actual Excess Costs”), (ii) Subtenant’s Proportionate Share of Sub-Sublandlord’s Actual Excess Costs (“Subtenant’s Actual Obligation”), and (iv) the amount by which Subtenant’s Actual Obligation exceeds or is less than that portion of Subtenant’s Estimated Obligation paid by Subtenant in the previous fiscal year.
                    (d) Within thirty (30) days after Sub-Sublandlord’s giving of such Final Expense Statement, Subtenant shall make a lump sum payment to Sub-Sublandlord equal to the amount by which Subtenant’s Actual Obligation exceeds the aggregate of the monthly installments of Subtenant’s Estimated Obligation paid during such previous fiscal year. If Subtenant’s Actual Obligation is less than the aggregate of the monthly installments of Subtenant’s Estimated Obligation actually paid by Subtenant during such preceding fiscal year (in such event, an “Excess Payment”), then Sub-Sublandlord shall credit the amount of such Excess Payment to the next accruing monthly installment(s) of Subtenant’s Estimated Amount for the then-current fiscal year until such Excess Payment is fully credited to Subtenant. Following the end of the Term, Sub-Sublandlord agrees to refund any overpayment to Subtenant. Subtenant shall have the right to inspect Sub-Sublandlord’s accounting records pertaining to the Operating Costs and Real Estate Taxes as set forth on the Final Expense Statement within ninety (90) days of the delivery of such Final Expense Statement to Subtenant. If, after such inspection, Subtenant disputes the amount of Subtenant’s Actual Obligation, Subtenant shall be entitled to retain an independent public accountant to audit and/or review Sub-Sublandlord’s records. No later than sixty (60) days after inspection by the Subtenant, Subtenant shall give Sub-Sublandlord notice (the “Inspection Notice”) that Subtenant intends to cause Sub-Sublandlord’s books and records with respect to the preceding fiscal year to be audited, identifying the expense in question and setting out in reasonable detail the reason why such expense should not be binding on Subtenant. If Subtenant does not cause such audit to be accomplished within ninety (90) days after receipt of the Inspection Notice (and predicated on Sub-Sublandlord’s cooperation therewith), Subtenant’s right to object to any such expense shall terminate. Subtenant shall pay all costs of such audit (including, without limitation, any and all copying costs), and the amount of Subtenant’s Actual Obligation for such calendar year shall be appropriately adjusted on the basis of such audit. The provisions of this subsection shall survive the Expiration Date or the earlier termination of the Sublease.

                    (e) If the Term ends on a date other than the last day of December, the actual Operating Costs for the year in which the Expiration Date occurs shall be prorated so that Subtenant shall pay that portion of Subtenant’s Proportionate Share of Sub-Sublandlord’s Actual Excess Costs for such year represented by a fraction, the numerator of which shall be the number of days during such fractional year falling within the Term, and the denominator of which is 365. The provisions of this subsection shall survive the Expiration Date or any sooner termination of this Sublease.
          C. Rent. As used herein the term “Additional Rent” shall refer to all sums of money which shall become due and payable by Subtenant to Sub-Sublandlord under this Sublease other than Monthly Base Rent, and the term “Rents” shall refer collectively to Monthly Base Rent and Additional Rent.
          D. Delivery of Statements and Bills. Sub-Sublandlord’s failure to deliver any statements or bills required to be delivered to Subtenant hereunder, or Sub-Sublandlord’s failure to make a demand under this Sublease, shall not be a waiver of, or cause Sub-Sublandlord to forfeit or surrender, its rights to collect any Rents which may have become due pursuant to this Sublease; provided however: (1) Subtenant shall continue to pay to Sub-Sublandlord Subtenant’s Estimated Obligation applicable for such calendar year until delivery to Subtenant of Subtenant’s Actual Obligation and (2) any statement or bill must be delivered to Subtenant within twelve months of the date due in order to be considered valid. Rent accruing during the term of this Sublease shall survive the expiration or sooner termination of this Sublease.
     3. Intentionally Omitted.
     4. Utilities and Services.
          A. Utilities. Subtenant shall pay for all utilities, including electricity, gas, water, and telephone service furnished to the Sub-Sublease Premises. Sub-Sublandlord shall monthly invoice Subtenant, as additional rent, Subtenant’s usage of electricity based upon the invoices received by Sub-Sublandlord from the Master Landlord for such electricity usage as measured by a submeter. Sub-Sublandlord shall supply Subtenant with electricity to the Sub-Sublease Premises to the same extent and subject to the terms and conditions set forth in Paragraph TENTH of the Master Lease provided however, that Sub-Sublandlord shall have no liability for failure to deliver electricity to Subtenant unless such failure is due to Sub-Sublandlord’s intentional act. If Subtenant shall desire any change or increase in the nature or any such utility services, Sub-Sublandlord’s sole obligation shall be to use reasonable efforts to cause the Master Landlord to provide such changes in such utility services requested by Subtenant, and Subtenant, shall, on demand, pay or reimburse Sub-Sublandlord for all reasonable costs, charges or expenses incurred by Sub-Sublandlord in causing Master Landlord to provide such services and in the cost for providing such services. Sub-Sublandlord shall have no obligation to alter existing lines or equipment providing distribution of electricity throughout the Sub-Sublease Premises. Subtenant shall be solely responsible for any alterations to the existing lines or equipment made necessary by Subtenant’s alterations to the Sub-Sublease Premises or otherwise required due to Subtenant’s particular use of the Sub-Sublease Premises; provided however, that any such alterations shall be subject to the prior approval of Sub-Sublandlord, Sublandlord and Master Landlord in accordance with Paragraph 9 below.

          B. Services. During the Term, Subtenant shall receive the building services (“Services”) provided under the Master Lease without additional charge, except to the extent the Master Landlord or Sublandlord shall charge for any such Services in accordance with the terms of the Master Lease; and, in such event, Subtenant shall pay to Sub-Sublandlord the cost of such Services as billed by Master Landlord to Sub-Sublandlord.
          C. Interruption. Sub-Sublandlord reserves the right, without any liability to Subtenant, and without being in breach of any covenant of this Sublease, to interrupt or suspend any of the Services to be provided by Sub-Sublandlord, as may be necessary by reason of accidents, emergencies, strikes, mechanical failures, repairs or changes to any system, inability to secure fuel, labor or supplies, or governmental restrictions or voluntary compliance programs, or by reason of any other cause beyond Sub-Sublandlord’s reasonable control; provided however that all such interruptions shall be discontinued as soon as commercially practicable. Subtenant shall be entitled to its Proportionate Share of any rent credit received by Sub-Sublandlord by reason of any interruption of services.
          D. Services Provided by Master Landlord. Anything to the contrary notwithstanding in the preceding provisions of this Paragraph 4, Sub-Sublandlord shall not be obligated:
                    (a) to provide any of the services or utilities that Master Landlord has agreed in the Master Lease to provide,
                    (b) to make any of the repairs or restorations that Master Landlord has agreed in the Master Lease to make,
                    (c) to comply with any laws or requirements of public authorities with which Master Landlord has agreed in the Master Lease to comply, or
                    (d) to take any action with respect to the operation, administration or control of the Building or any of its public or common areas that the Master Landlord has agreed in the Master Lease to take; provided, however, in the event that Subtenant requests that Sub-Sublandlord exercise its rights under the Sublease to enforce Sublandlord or Master Landlord to fulfill its respective obligations under the Master Lease or Sublease, provided that Sub-Sublandlord reasonably believes that Subtenant’s request has merit, Sub-Sublandlord shall, at the expense of Subtenant, take whatever action is reasonably necessary to secure the relief requested by Subtenant, including, without limitation, commencing an action against Master Landlord or Sublandlord, as applicable, to enforce Subtenant’s rights under the Sublease and Sub-Sublandlord’s rights under the Sublease.
     5. Permitted Use.
          A. General Office Use. Subtenant shall use and occupy the Sub-Sublease Premises for general, executive and administrative offices.
          B. No Overload. Subtenant shall not use, or suffer or permit the use of, the Sub-Sublease Premises or any part thereof in any manner or for any purpose or do, bring or keep anything, or suffer or permit anything to be done, brought or kept, therein (including, but not limited to, the installation or operation of any electrical, electronic or other equipment, but not including word processors and personal computers) which would: (1) violate any covenant, agreement, term, provision or condition of this Sublease or is unlawful or in contravention of the certificate of occupancy for the Building or for the Sub-Sublease Premises, or is a contravention of any legal, zoning or insurance requirement to which the Building or the Sub-Sublease Premises is subject, or (2) alter, affect or interfere with or which would overload or could cause an overload of the electrical or mechanical systems or any other component of the Building or which would exceed the floor load per square foot which the floor was designed to carry and which is allowed by Law, or (3) in the commercially reasonable judgment of the Sub-Sublandlord, impair or interfere with the proper and economic heating or air conditioning of the Building, or exceed the design criteria, the structural integrity, character or appearance of the Building, or any system or component thereof, or result in the use of the Building, or any component thereof, in a manner or for a purpose not intended. Sub-Sublandlord shall use its commercially reasonable judgment in determining whether Subtenant is in violation of this Section 5B. Sub-Sublandlord shall specify in writing the reasons for its determination and propose reasonable cures. Subtenant shall have thirty (30) days (or such longer period as may be reasonably necessary) to cure any alleged violation of this Section to the reasonable satisfaction of both parties. It is agreed that Subtenant’s intended initial occupancy and layout of equipment and furniture as set forth in Subtenant’s Construction Documents does not violate any requirement of this Section. Subtenant shall conduct its business and control its employees, agents, invitees and visitors in such manner as not to create any nuisance, or interfere with, annoy or disturb any other tenant or occupant of the Building or Sub-Sublandlord in the operation of the Building. Subtenant will not do anything that will cause an increase in the existing rate of insurance carried by Sub-Sublandlord with respect to the Building or cause a cancellation of Sub-Sublandlord’s insurance. Notwithstanding the above, in the event Master Landlord shall have no objection to the manner in which Subtenant operates within the Sub-Subleased Premises, Sub-Sublandlord shall have no such objection.
     6. Subordination to and Incorporation of the Master Lease.
          A. Master Lease. This Sublease shall be subject and subordinate to the Master Lease, and to all leases, mortgages and other rights or encumbrances to which the Master Lease is subordinate. This provision shall be self-operative but Subtenant shall within ten (10) days of Sub-Sublandlord’s request execute any instrument reasonably requested by Sub-Sublandlord, Sublandlord or Master Landlord to evidence or confirm the same. Sub-Sublandlord represents that a true and complete copy of the Master Lease (excluding redacted terms and conditions not relevant to Subtenant) is attached hereto as “Exhibit B”. Sub-Sublandlord shall make no election to terminate the Master Lease (except if arising out of casualty or condemnation as expressly set forth in the Master Lease) without Subtenant’s prior written consent. Sub-Sublandlord shall not amend the Master Lease in a manner adverse to Subtenant in any material respect.
          B. Included Provisions. Except as otherwise expressly provided in, or otherwise inconsistent with, this Sublease, and except to the extent not applicable to the Sub-Sublease Premises, all provisions of the Master Lease other than the Excluded Provisions (as hereinafter identified) are hereby incorporated in this Sublease by reference with the same force and effect as if set forth herein, except that unless the context requires otherwise:
               (1) references in such provisions to Owner, Landlord or Lessor shall be deemed to refer to Sub-Sublandlord;
               (2) references in such provisions to Tenant or Lessee shall be deemed to refer to Subtenant;
               (3) references in such provisions to the Premises or the Demised Premises shall be deemed to refer to the Sub-Sublease Premises;
               (4) references in such provisions to other provisions of the Master Lease that are not incorporated herein shall be disregarded; and
               (5) references in such provisions to subleases, sublettings or Subtenants shall be deemed to refer to sub-subleases, sub-sublettings or sub-subtenants.
          C. Excluded Provisions. For purposes of this Paragraph 6, “Excluded Provisions” shall refer to the following provisions which are not incorporated into this Sublease and any other provisions inconsistent with the express terms of this Sublease:
               (1) The provisions of the first two paragraphs commencing on page 1(A) of the Base Lease defining the Premises, Term and rent and additional rent;
               (2) The provisions of Paragraph FIRST of the Base Lease regarding the use of the Sub-Sublease Premises;
               (3) The provisions of Paragraph TWENTY-THIRD of the Base Lease regarding notice to Master Landlord;
               (4) The covenant of quiet enjoyment set forth in Paragraph TWENTY-SEVENTH of the Base Lease, provided however that exclusion of such provision shall not be deemed to effect or waive Subtenant’s rights under the covenant of quiet enjoyment set forth in Paragraph 16 hereof;
               (5) The provisions of Paragraph FORTY-SECOND of the Base Lease regarding arbitration of disputes;
               (6) The provisions of Paragraph FORTY-FOURTH of the Base Lease regarding Brokers;
               (7) The provisions of Paragraph FORTY-SIXTH of the Base Lease regarding delivery of possession;
               (8) The provisions of subparagraphs (1) and (2) relating to Paragraph EIGHTEENTH of the Base Lease set forth in Rider 2 to the Base Lease;

               (9) The provisions relating to Paragraph Fortieth of the Base Lease set forth in Rider 2 to the Base Lease;
               (10) The provisions of Paragraph FIFTIETH of the Base Lease regarding Landlord’s work;
               (11) The provisions of Paragraph FIFTY-SECOND of the Base Lease regarding the name of the Building;
               (12) The provisions of the First Amendment, Second Amendment, Third Amendment, the Fourth Amendment, except for subparagraphs 2 and 8, which are included in this Sublease, and the Fifth Amendment.
          D. Modifications to Master Lease. In addition, the following provisions of the Master Lease, as incorporated herein, shall be deemed modified as follows:
               (1) The provisions of Paragraph THIRTY-EIGHTH of the Base Lease, as amended, with respect to the determination of Subtenant’s obligations pursuant to Paragraph 2.B hereof;
               (2) The provisions of Paragraph THIRTY-NINTH of the Base Lease, as amended, with respect to the determination of Subtenant’s obligations pursuant to Paragraph 2.B hereof;
               (3) The floor plans attached as Exhibits to the Base Lease relating solely to floors 6 and 7
          E. Sub-Sublandlord Covenants. Sub-Sublandlord agrees as follows:
               (1) to maintain the Master Lease and Sublease during the Term of this Sublease, subject, however, to any termination of the Master Lease without fault of the Sub-Sublandlord, and Sub-Sublandlord agrees to comply with or perform all of its obligations under the Master Lease and Sublease that Subtenant has not assumed under this Sublease;
               (2) upon Subtenant’s request, to use reasonable efforts (excluding litigation), at Subtenant’s expense, (a) to cause the Master Landlord to observe or perform any term, covenant or condition of the Master Lease required to be observed or performed by Master Landlord, or (b) to obtain Master Landlord’s consent or approval whenever required by the Master Lease (unless, in such instance, Sub-Sublandlord shall be entitled to withhold its consent or approval even if Master Landlord shall have granted its consent or approval), and
               (3) that, if any right or remedy of Sub-Sublandlord or any duty or obligation of Master Landlord under the Master Lease is subject to or conditioned upon Sub-Sublandlord’s making any demand upon the Master Landlord or giving any notice, request or statement to Master Landlord then, if Subtenant shall so request, Sub-Sublandlord, at Subtenant’s expense, shall make such demand or give such notice, request or statement, except that Sub-Sublandlord shall not be required to request Master Landlord’s consent or approval with respect to any act or thing as to which Sub-Sublandlord shall have determined in accordance with this Sublease to withhold its consent or approval in the exercise of its reasonably business judgment; and
               (4) that Sub-Sublandlord shall use its best efforts to secure the consents of the Master Landlord and any other required party as promptly as reasonably possible; and, Sub-Sublandlord shall pass on any requests for consent within three business days of receipt of same and shall respond to any request for its consent within five business days thereof.
          F. Approvals. Whenever Subtenant desires to do any act or thing which requires the consent or approval of Master Landlord:
               (1) Subtenant shall not do such act or thing (including any assignment or sublet of the Sublease Premises) without first having obtained the consent or approval of Master Landlord, Sublandlord and Sub-Sublandlord. Provided that the request would impose no material, additional obligations or risks upon Sub-Sublandlord, Sub-Sublandlord shall grant its consent in the event Master Landlord and Sublandlord shall consent; and, in all other events, Sub-Sublandlord’s consent shall not be unreasonably withheld;
               (2) Subtenant shall not request Master Landlord’s consent or approval directly (and no efforts by Sub-Sublandlord to obtain Master Landlord’s consent or approval shall constitute Sub-Sublandlord’s consent or approval or prejudice Sub-Sublandlord’s right to withhold consent or approval); and
               (3) in no event shall Sub-Sublandlord be required to give its consent or approval prior to Master Landlord doing so.
          G. Performance. Notwithstanding any other provision of this Sublease, Subtenant shall perform all of its obligations hereunder at such times, by such dates or within such periods as Sub-Sublandlord shall be required to perform its corresponding obligations under the Master Lease. If Master Landlord shall give any notice of failure or default under the Master Lease arising out of any failure of Subtenant to perform any of its obligations hereunder (other than the payment of money) then Sub-Sublandlord shall promptly furnish Subtenant with a copy thereof. If the Master Lease shall provide any grace or cure period for such failure or default then the grace or cure period hereunder shall expire one (1) day prior to the date on which the grace or cure period under the Master Lease shall expire. In no event shall this Paragraph 6F extend the time, date or period by or within which Subtenant is required to perform. Notwithstanding the above, in no event shall Subtenant have less than three business days notice except if the time period set forth in the Master Lease shall be less than such notice period. Sub-Sublandlord agrees to forward to Subtenant at the address indicated in Paragraph 13 of this Sublease, promptly (by telecopy or overnight delivery) upon receipt or sending thereof, a copy of each such notice received or given by Sub-Sublandlord in its capacity as tenant under the Master Lease. Subtenant agrees to forward to Sub-Sublandlord at the address indicated in Paragraph 13 of this Sublease, promptly (by telecopy or overnight delivery) upon receipt thereof, copies of any such notices of default received by Subtenant from Master Landlord or from any governmental authorities. Sub-Sublandlord and Subtenant agree to indemnify, defend and save each other harmless against any liability arising from the failure of Sub-Sublandlord or Subtenant, as the case may be, to forward any such notice of default promptly.
          H. Sub-Sublandlord’s Right to Cure. If (1) Subtenant shall fail to perform any of its obligations hereunder and such failure shall continue beyond any cure period provided for herein, or (2) Master Landlord shall give any notice of failure or default under the Master Lease arising out of any failure by Subtenant to perform any of its obligations hereunder then, in either case, Sub-Sublandlord shall have the right (but not the obligation) to perform or endeavor to perform such obligation, at Subtenant’s expense, and Subtenant shall, within ten (10) days of Sub-Sublandlord’s demands from time to time, reimburse Sub-Sublandlord for all reasonable costs and reasonable expenses incurred by Sub-Sublandlord in doing so.
          I. Subtenant’s Right to Cure. At any time and from time to time, Subtenant shall have the right, but not the obligation, to make any payment or take any action necessary to cure a default by Sub-Sublandlord under the Master Lease provided Subtenant has notified Sub-Sublandlord in writing that Subtenant elects to cure such default and within five (5) days after Subtenant’s receipt of such notice, with respect to a monetary default, and thirty (30) days after Subtenant’s receipt of such notice, with respect to all other defaults, and Sub-Sublandlord has not either cured such default or provided evidence reasonably acceptable to Subtenant that such default will be cured before the earlier of (1) expiration of the applicable cure period, or (2) as necessary to prevent a default under Master Lease. Upon the occurrence of a default by Sub-Sublandlord beyond any applicable cure period, Subtenant at its option, in addition to any and all other remedies which it may have at law and/or in equity, and without its actions being deemed an election of remedies or a cure of Sub-Sublandlord’s default, may pursue any and all rights and remedies available at law or in equity, whether at the same time or otherwise. In addition, upon Sub-Sublandlord’s default beyond any applicable cure period, if Subtenant pays or performs such obligation of Sub-Sublandlord, Subtenant may offset costs incurred by Subtenant (plus interest at the JP Morgan Chase Bank Prime Rate plus 2%) against monies due hereunder. In addition, and notwithstanding the foregoing, if the nature of such default is such that Subtenant cannot reasonably wait for Sub-Sublandlord, or the Master Landlord to cure such default on account of the imminent danger to persons or property in the Sub-Sublease Premises, then Subtenant may, without being obligated, promptly commence the curing of such default, and Sub-Sublandlord shall, within fifteen (15) days following receipt of demand (including receipt of reasonable back-up information) reimburse Subtenant for all its costs and expenses reasonably incurred in the curing of such default. If Sub-Sublandlord shall fail to reimburse Subtenant within such period, Subtenant shall have the right to offset such amount plus interest thereon.
          J. Termination. If theMcCall-Harris Lease is terminated for any reason during the term hereof, then and in that event this Sublease shall thereupon automatically terminate as of the date upon which the McCall-Harris Lease is so terminated; provided, however, that if Subtenant shall in writing elect to assume Sub-Sublandlord’s obligations under the McCall-Harris Lease as a direct lease between Sublandlord and Subtenant and Subtenant agrees to attorn to Sublandlord in accordance with the provisions of the Consent to Sublease, this

Sublease, as so deemed amended pursuant to said Consent to Sublease, shall continue as a direct lease between Sublandlord and Subtenant. In the event of such termination of theMcCall-Harris Lease, Sub-Sublandlord shall have no liability to Subtenant by reason thereof, except if such termination was caused by a breach of Sub-Sublandlord’s obligations thereunder. Upon the termination of this Sublease, whether by forfeiture, lapse of time or otherwise, or upon termination of Subtenant’s right to possession, Subtenant will at once surrender and deliver up the Sublease Premises in good condition and repair, reasonable wear and tear excepted.
     7. Default; Cure. In the event Subtenant shall default in the full performance of any of the terms, covenants and conditions on its part to be performed under this Sublease, then Sub-Sublandlord shall have the same rights and remedies with respect to such default as are given to Master Landlord under the Master Lease with respect to defaults by Sub-Sublandlord, as tenant, under the Master Lease and Subtenant shall be entitled to all notice and opportunity to cure as are afforded Sub-Sublandlord (acting as Lessee) under the Master Lease.
     8. Physical Condition of Sub-Sublease Premises. Subtenant hereby acknowledges that it has inspected the Sub-Sublease Premises and is fully familiar with the physical condition thereof, and agrees to take the same “As Is”, but subject to Sub-Sublandlord’s representations and warranties herein made. Subtenant acknowledges that Sub-Sublandlord shall have no obligation to do any work in or to the Sub-Sublease Premises to make the Sub-Sublease Premises suitable and ready for occupancy and use by Subtenant; provided. Notwithstanding the above, Sub-Sublandlord represents and warrants that (i) all improvements in the Sub-Subleased Premises were approved by Master Landlord and any other required third party, (ii) to the best of Sub-Sublandlord’s knowledge, all improvements comply with applicable law as of the date hereof, and (iii) Sub-Subtenant has received no communication, written or oral, from Sublandlord, Master Landlord or any third party with respect to the condition of the Sub-Subleased Premises or the improvements therein, which might impose upon Sub-Subtenant an obligation to correct or repair any element of the Sub-Sublease Premises.
     9. Repairs. (a) Subtenant shall promptly provide Sub-Sublandlord with notice of conditions that are dangerous or in need of maintenance or repair. Subtenant shall, at its sole cost and expense, perform all maintenance and repairs to the Sub-Sublease Premises that are not Sub-Sublandlord’s express responsibility under this Sublease, and keep the Sub-Sublease Premises in good condition and repair, reasonable wear and tear excepted; provided however, nothing herein shall be deemed to obligate Subtenant to make structural or capital repairs to the Sub-Sublease Premises unless the same are necessitated as a direct result of Subtenant’s negligent or wrongful act or omission. Subtenant’s repair and maintenance obligations include, without limitation, repairs to: (a) floor covering; (b) interior partitions; (c) doors; (d) the interior side of demising walls; (e) electronic, phone and data cabling and related equipment that is installed by or for the exclusive benefit of, or furnished to Subtenant; (f) HVAC and supplemental air conditioning units, kitchens, including hot water heaters, plumbing, and similar facilities exclusively serving Subtenant; (g) bathrooms and (h) Alterations. If Subtenant fails to make repairs to the Sub-Sublease Premises as herein required within 30 days following notice from Sub-Sublandlord (or such longer period as may be reasonably necessary to complete such repairs), Sub-Sublandlord may make the repairs, Subtenant shall reimburse Sub-Sublandlord for the reasonable cost of such repairs.

                    (b) To the extent that Subtenant is required to make repairs or maintain any elements within the Sub-Sublease Premises, including, without limitation, the HVAC system, Subtenant shall be obligated to pay only its proportionate share of such expense; and, for purposes hereof, Subtenant’s proportionate share of the seventh floor shall be 20.45%.
     10. Alterations. Subtenant agrees that it shall not make or permit the making of any alterations, decorations, installations, additions or improvements, including the Tenant Improvements, in or to the Sub-Sublease Premises except in strict compliance with the conditions set forth in Paragraph FOURTH of the Base Lease, which conditions may include, as applicable, the prior consent of Master Landlord (if applicable) Sublandlord and Sub-Sublandlord as set forth therein. Subtenant agrees to reimburse Sub-Sublandlord for any fees or other charges levied against Sub-Sublandlord by Master Landlord in connection with obtaining such consent and in making such alterations, decorations, installations, additions or improvements. Sub-Sublandlord shall forward to Master Landlord any request from Subtenant for alterations to the Sub-Sublease Premises, to the extent such consent is required under the terms of the Master Lease, within five (5) business days after receipt of such request from Subtenant. To the extent that the consent of Master Landlord and Sub-Sublandlord is required pursuant to the terms of Paragraph FOURTH of the Base Lease, Sub-Sublandlord shall give or deny its consent to any alterations requested by Subtenant no later than five (5) business days after request for approval. Sub-Sublandlord shall advise Subtenant, within two (2) business days after receipt thereof, of Master Landlord’s consent or denial of any alterations requested by Subtenant. Subtenant shall remove any alterations, including Subtenant’s Work, on or prior to the Expiration Date, if and to the extent required by Master Landlord. After completion of Subtenant’s Work contemplated by Section 1B above, Subtenant shall have the right to make non-structural and/or cosmetic alterations and improvements to the Sub-Sublease Premises to the same extent as Sub-Sublandlord could under Section FOURTH of the Base Lease, provided the same do not cost in excess of $25,000 per incident; such right is agreed to be personal to Subtenant. Notwithstanding anything to the contrary contained in this Sublease, on condition that the Subtenant is in compliance with all applicable governmental laws, rules and regulations, Sub-Sublandlord shall not unreasonably withhold or delay its consent to any non-structural alteration.
     11. Sub-Sublandlord’s Representations and Warranties. Sub-Sublandlord covenants, warrants and represents:
                         (i) that the execution, delivery and performance of this Sublease by the Sub-Sublandlord, and the consummation of all transactions contemplated hereby, have been duly authorized by all necessary corporate action of the Sub-Sublandlord; and
                         (ii) that Sub-Sublandlord has not done, will not do or cause to be done or fail to do or suffer or permit anything to be done by Sub-Sublandlord, its employees, agents, invitees, licensees, successors or assigns which would constitute a default under the Master Lease or Sublease might cause the Master Lease or Sublease or the rights of Sub-Sublandlord, as lessee hereunder, to be cancelled, terminated or forfeited.

                         (iii) that the Master Lease and Sublease are in full force and effect, and Sub-Sublandlord has neither given nor received a notice of default pursuant to the Master Lease or Sublease.
                         (iv) to the best of Sub-Sublandlord’s knowledge, there are no liens or similar claims (excluding mortgages and unpaid taxes not yet due) upon the Building.
                         (v) to the best of Sub-Sublandlord’s knowledge, (1) there are no hazardous substances in, on or about the Sub-Sublease Premises in violation of applicable Law and (2) Sub-Sublandlord has not caused or permitted any release of any hazardous substance on or about the Building;
                         (vi) Sub-Sublandlord has obtained an ACP-5 Certificate from the applicable governmental agency ( a copy of which shall be furnished to Subtenant),
                         (viii) Sub-Sublandlord has installed ADA compliant bathrooms on each floor of the Sub-Sublease Premises and has otherwise complied with applicable statutes;
                         (ix) Sub-Sublandlord has installed a new HVAC system servicing the Sub-Sublease Premises, which HVAC system shall be in working order on the Commencement Date.
     12. Subtenant’s Representations and Warranties. Subtenant covenants, warrants and represents:
                         (i) that the execution, delivery and performance of this Sublease by the Subtenant, and the consummation of all transactions contemplated hereby, have been duly authorized by all necessary action of the Subtenant; and
                         (ii) that Subtenant will not do or cause to be done or fail to do or suffer or permit anything to be done by Subtenant, employees, agents, invitees, licensees, successors or assigns which would constitute a default under the Master Lease or might cause the Master Lease or the rights of Sub-Sublandlord, as tenant hereunder, to be cancelled, terminated or forfeited or which would make Sub-Sublandlord liable for damages, claims or penalties pursuant thereto.
     13. Subletting/Assignment.
          A. Consent. Without the prior written consent of Sub-Sublandlord (which consent Sub-Sublandlord shall not unreasonably withhold or delay) in each instance and except as otherwise permitted herein:

               (1) this Sublease shall not be assigned, encumbered or otherwise transferred, including by operation of law:
               (2) the Sub-Sublease Premises shall not be sub-sublet by Subtenant in whole or, except in connection with the conduct of Subtenant’s Business, in part; and
               (3) the Sub-Sublease Premises shall not be used or occupied by any person other than Subtenant, in whole or, except in connection with the conduct of Subtenant’s Business, in part.
          B. Subordination. Any sub-sublease shall be subject and subordinate to this Sublease. No assignment shall be valid or effective unless and until the assignee shall have delivered to Sub-Sublandlord an instrument, in form satisfactory to Sub-Sublandlord, pursuant to which the assignee assumes the due observance and performance of all of the obligations of Subtenant hereunder from and after the date of such assignment.
          C. No Release. Subtenant covenants and agrees that notwithstanding any sub-subletting to any other sub-subtenant and/or acceptance of rent by Sub-Sublandlord from any sub- Subtenant, Subtenant shall and will remain fully liable for the payment of the Rent due and to become due hereunder and for the performance of all the covenants, agreements, terms, provisions and conditions contained in this Sublease on the part of Subtenant to be performed.
          D. Proposed Assignment or Sublet. At least fifteen (15) days prior to any proposed assignment of all of the Sub-Sublease Premises or sub-subletting of all or, except in connection with the conduct of Subtenant’s Business, any portion of the Sub-Sublease Premises, Subtenant shall submit a statement to Sublandlord (a “Subtenant Statement”) containing the following information: (i) the name and address of the proposed assignee or sub-Subtenant, (ii) the terms and conditions of the proposed assignment or sub-sublet, including, without limitation, the rent payable and the value of any improvements to the Sub-Sublease Premises for occupancy by such assignee or sub-Subtenant, (iii) the nature and character of the business of the proposed assignee or sub-Subtenant, and (iv) any other information that Sub-Sublandlord may reasonably request. If Sub-Sublandlord shall fail to notify Subtenant within ten (10) day of the Subtenant Statement of Sub-Sublandlord’s consent or disapproval of the proposed assignment or sub-sublet pursuant to the Subtenant Statement, or if Sub-Sublandlord shall have consented to such assignment or subsublet, Sub-Sublandlord shall be deemed to have consented and Subtenant shall have the right to assign the Sublease or to sub-sublet such portion of the Sub-Sublease Premises on the same terms and conditions set forth in the Subtenant Statement, subject to the terms and conditions of this Sublease. If Subtenant shall not enter into such assignment or sub-sublease within sixty (60) days after receipt of Sub-Sublandlord’s consent or deemed consent thereto, then the provisions of this Paragraph 13D shall again be applicable to any proposed assignment or sub-subletting. If Subtenant shall enter into such assignment or sub-sublease within such sixty (60) day period, Subtenant shall deliver a true, complete and fully executed counterpart of all documents pertaining to such assignment or sub-sublease within five (5) days after the execution thereof.
          E. Rent Recapture Right. If Sub-Sublandlord shall give its consent to any assignment of this Sublease or, except in connection with the conduct of Subtenant’s Business,

to any sub-sublease, Subtenant shall in consideration therefor pay to Sub-Sublandlord as Additional Rent the following amounts after deduction by Subtenant of the actual expenses incurred by Subtenant in connection with such assignment or subletting including reasonable legal fees, brokerage commissions, any commercially reasonable rent abatement, unamortized cost to Subtenant of any furniture or furnishings sold to the assignee or Subtenant to the extent Subtenant paid for same out of its own pocket and costs of making alterations to the Sub-Sublease Premise as a condition thereto, as the case may be:
                         (i) In the case of an assignment of the Sublease, an amount equal to fifty (50%) percent of the sums and other considerations paid to Subtenant by the assignee for or by reason of such assignment (including, but not limited to, sums paid for the assignment of Subtenant’s interest in any fixtures, leasehold improvements, equipment, furniture, furnishings or other personal property leased to Subtenant by Sub-Sublandlord pursuant to the terms of this Sublease, but expressly excluding the sale of any of Subtenant’s fixtures, leasehold improvements, equipment, furniture, furnishings or other personal property paid for by Subtenant out of its own pocket), Subtenant may deduct from the moneys set forth herein reasonable expenses incurred in connection with such assignment, including, without limitation, tenant improvement allowances, brokerage commissions, advertising and legal fees (“Assignment/Sublet Expenses”).
                         (ii) In the case of a sub-sublease, fifty (50%) percent of rents, additional charges or other consideration received under the sub-sublease to Subtenant by the sub-subtenant during each month during the term of the sub-sublease which is in excess of the Base Rent and Additional Rent accruing during said months during the term of the sub-sublease in respect of the sub-subleased space pursuant to the terms hereof (including, but not limited to, sums paid for the sale or rental of Subtenant’s interest in any fixtures, leasehold improvements, equipment, furniture, furnishings or other personal property leased to Subtenant by Sub-Sublandlord pursuant to the terms of this Sublease, but expressly excluding the sale or renting of any of Subtenant’s fixtures, leasehold improvements, equipment, furniture, furnishings or other personal property paid for by Subtenant out of its own pocket) and Assignment/Sublet Expenses.
                         (iii) The sums payable under this Paragraph 13E shall be paid to Sub-Sublandlord as Additional Rent if, as and when paid to Subtenant by the assignee or sub-Subtenant.
          F. Permitted Licensees. Notwithstanding anything to the contrary contained in this Paragraph 13, Subtenant may assign this Sublease to a successor to Subtenant by purchase, merger, consolidation or reorganization (an “Ownership Change”) or assign this Sublease or sublet all or a portion of the Sublease Premises to an Affiliate without the consent of Sub-Sublandlord, provided that all of the following conditions are satisfied (a “Permitted Transfer”): (a) Subtenant is not in Default; and (b) Subtenant shall give Sub-Sublandlord written notice at least 15 business days prior to the effective date of the Permitted Transfer. Subtenant’s notice to Sub-Sublandlord shall include information and documentation evidencing the Permitted Transfer and showing that each of the above conditions has been satisfied. If requested by Sub-Sublandlord, Subtenant’s successor shall sign a commercially reasonable form of assumption agreement. “Affiliate” shall mean an entity controlled by, controlling or under common control with Subtenant. Sub-Sublandlord shall not be entitled to any of the payments made by any Related Entity to Sub-Subtenant.
          G. Related Entity Use. Notwithstanding anything herein to the contrary, Sub-Subtenant may license the use of all or part of the Sub-Sublease Premises to any entity directly or indirectly controlled by Sub-Subtenant (“Related Entity”), provided the Related Entity shall enter into a license agreement in which said entity agrees to comply with the terms of this Sub-Sublease. Sub-Subtenant shall provide Sublandlord with a copy of any such license within two weeks of the date such Related Party shall occupy the Sub-Sublease Premises. Sub-Sublandlord acknowledges that the Sub-Sublease Premises, initially, will be occupied by Momentum Worldwide, an affiliate of Sub-Subtenant.
     14. Brokers. Each of Sub-Sublandlord and Subtenant represents and warrants that it has neither consulted nor negotiated with any broker or finder with regard to the Sub- Sublease Premises or this Sublease other than LaManna Real Estate Advisors, Inc., CB Richard Ellis and Cushman & Wakefield (the “Brokers”). Each of Sub-Sublandlord and Subtenant agrees to indemnify, defend and save the other harmless from and against any claims for fees and commissions (including reasonable attorneys’ fees) from anyone claiming to have dealt with Sub-Sublandlord or Subtenant, as the case may be, other than the Brokers, in connection with the Sub-Sublease Premises or this Sublease. Sub-Sublandlord shall pay the commission due the Brokers in accordance with a separate agreement.
     15. Notices. All notices and demands shall be deemed given upon (i) transmission if by telecopy (with electronic confirmation of receipt) prior to 5:00 p.m. EST on any business, otherwise on the next following business day, (ii) on the day of delivery if delivered personally, (iii) one day after depositing with a reputable overnight courier, or (iv) three (3) days after mailing if sent by certified mail, return receipt requested. All notices and demands to Sub-Sublandlord shall be deemed sufficiently given to Sub-Sublandlord in accordance with the first sentence of this Paragraph 15, when delivered to Sub-Sublandlord at the address set forth at the beginning of this Sublease, or at such other address as Sub-Sublandlord shall from time to time designate in a notice given hereunder to Subtenant. All notices and demands to Subtenant shall be deemed sufficiently given when delivered to Subtenant as set forth below or at such other address as Subtenant shall from time to time designate in a notice given hereunder to Sub-Sublandlord.

Address of Subtenant:	McCann Erickson Inc.
Att: Chief Financial Officer
622 Third Avenue
New York, NY 10017

With a copy to:	The Interpublic Group of Companies, Inc.
Att: General Counsel
1114 Avenue of the Americas

New York, NY 10036.
     16. Quiet Enjoyment. Sub-Sublandlord represents and warrants that Subtenant may peaceably and quietly hold and enjoy the Sub-Sublease Premises, for the term set forth herein, subject to the terms and conditions of this Sublease, the McCall-Harris Lease and of the Master Lease, without hindrance, ejection, molestation or interruption.
     17. Surrender.
          A. Removal of Improvements. All leasehold improvements installed in the Sub-Sublease Premises by Subtenant shall remain upon and be surrendered with the Sub-Sublease Premises unless Sub-Sublandlord, by notice to Subtenant not later than twenty (20) days prior to the termination of this Sublease, elects to have them removed by Subtenant. All such leasehold improvements which Sub-Sublandlord elects to have removed from the Sub-Sublease Premises by Subtenant shall be removed prior to the termination of this Sublease, at Subtenant’s sole cost and expense. Notwithstanding the above, Sub-Sublandlord shall not require the removal of any improvements unless (x) such improvements are required to be removed by the Master Lease or the McCall-Harris Lease or (y) at the time of Sub-Sublandlord’s consent to such improvements, Sub-Sublandlord advises Subtenant that such improvements may have to be removed at the expiration of the Sub-Sublease term, or (z) such improvements are not customary within an office build out.
          B. Condition on Surrender. Upon the expiration or sooner termination of the term of this Sublease, Subtenant shall vacate the Sub-Sublease Premises, and leave them in broom-clean condition and in good order and repair except for ordinary wear and tear. To the extent permitted by the Master Lease, Subtenant shall have the right, prior to the expiration or sooner termination of this Sublease, to remove, at Subtenant’s cost and expense, any and all trade fixtures and other personal property of Subtenant. Any of Subtenant’s personal property that remain in the Sub-Sublease Premises after the termination of this Sublease shall be deemed to have been abandoned and either may be retained by Sub-Sublandlord as its property or may be disposed of in such manner as Sub-Sublandlord may see fit. Any expenses incurred by Sub-Sublandlord in removing or disposing of Subtenant’s personal property shall be reimbursed to Sub-Sublandlord by Subtenant within five (5) business days after demand.
          C. Hold Over. Subtenant shall have no right to occupy the Sub-Sublease Premises or any portion thereof after the expiration of this Sublease or after the termination of this Sublease or Subtenant’s right to possession in the event of Subtenant’s default hereunder. If Subtenant remains in possession of the Sub-Sublease Premises or any part thereof beyond the Expiration Date or sooner termination of this Sublease, Sub-Sublandlord may exercise any and all remedies available to it at law or in equity to recover possession of the Sub-Sublease Premises and to recover the “Holdover Rent,” and the “Holdover Expenses,” both as defined herein. If Subtenant remains in possession of the Sub-Sublease Premises or any part thereof beyond the Expiration Date or sooner termination of this Sublease, such occupancy shall be a tenancy-at-sufferance and Subtenant shall pay, as minimum damages and not as a penalty, a monthly rental at a rate equal to the holdover rent payable by Sub-Sublandlord to Master Landlord under the Master Lease (the “Holdover Rent”). In addition, Subtenant shall indemnify and hold Sub-Sublandlord harmless with respect to attorneys’ fees and out-of-pocket expenses incurred by reason of or due to Subtenant’s holding over (the “Holdover Expenses”). The acceptance by Sub-Sublandlord of any lesser sum shall be construed as payment on account and not in satisfaction of damages for such holding over. No acceptance by Sub-Sublandlord of any rent during or for any period following the expiration or termination of this Sublease shall operate or be construed as an extension or renewal of this Sublease. Subtenant acknowledges that it is critical that Subtenant surrender the Sub-Sublease Premises on or before the Expiration Date in accordance with the terms of this Sublease. Subtenant expressly waives, for itself and for any person claiming through or under Subtenant, any rights that Subtenant or any such person may have under the provisions of Section 2201 of the New York Civil Practice Law and Rules and of any similar or successor law of same import then in force, in connection with any holdover proceedings that Sub-Sublandlord may institute to enforce the provisions of this Section 17.
     18. Insurance and Indemnification.
          A. Insurance Requirements. Subtenant shall procure, at Subtenant’s sole cost and expense, and keep in effect from the date of this Sublease and at all times until the end of the Term the following:
               (1) Property / Business Interruption Insurance. Property/Business Interruption Insurance written on an All Risk or Special Perils form, with coverage for broad form water damage including sprinkler leakage, at replacement cost value and with a replacement cost endorsement covering all of Subtenant’s business and trade fixtures, equipment, movable partitions, furniture, merchandise and other personal property within the Sub-Sublease Premises and any leasehold improvements performed by or for the benefit of Subtenant.
               (2) Liability Insurance. Combined Commercial General Liability and Excess Liability insurance covering bodily injury and property damage liability occurring in or about the Sub-Sublease Premises or arising out of the use and occupancy of the Sub-Sublease Premises, and any areas adjacent thereto, and the business operated by Subtenant or by any other occupant of the Sub-Sublease Premises. Such insurance shall include contractual liability coverage insuring all of Subtenant’s indemnity obligations under this Sublease. Such coverage shall have a minimum combined single limit of liability of at least Five Million Dollars ($5,000,000.00), and a minimum general aggregate limit of Five Million Dollars ($5,000,000.00). All such policies shall be written to apply to all bodily injury (including death), property damage or loss, personal and advertising injury and other covered loss, however occasioned, occurring during the policy term, shall be endorsed to add Sub-Sublandlord, Sublandlord and Master Landlord and any party holding an interest to which this Sublease may be subordinated as an additional insured, and shall provide that such coverage shall be “primary” and non-contributing with any insurance maintained by Sub-Sublandlord, Sublandlord or Master Landlord, which shall be excess insurance only. Such coverage shall also contain endorsements including employees as additional insureds if not covered by Subtenant’s Commercial General Liability Insurance. All such insurance shall provide for the severability of interests of insureds; and shall be written on an “occurrence” basis, which shall afford coverage for all claims based on acts, omissions, injury and damage, which occurred or arose (or the onset of which occurred or arose) in whole or in part during the policy period.
               (3) Workers’ Compensation and Employers’ Liability Insurance. Workers’ Compensation Insurance as required by any Regulation, and Employers’ Liability Insurance in amounts not less than Five Hundred Thousand Dollars ($500,000) each accident for bodily injury by accident; Five Hundred Thousand Dollars ($500,000) policy limit for bodily injury by disease; and Five Hundred Thousand Dollars ($500,000) each employee for bodily injury by disease.
               (4) Alterations Requirements. With respect to any Alterations to be performed by or on behalf of Subtenant, Subtenant shall deliver to Sub-Sublandlord, prior to commencing such Alterations (i) evidence satisfactory to Sub-Sublandlord that Subtenant carries “Builder’s Risk” insurance covering construction of such Alterations in an amount and form approved by Sub-Sublandlord, (ii) such other insurance as Sub-Sublandlord shall nondiscriminatory require, and (iii) a lien and completion bond or other security in form and amount satisfactory to Sub-Sublandlord.
               (5) General Insurance Requirements. All coverage described in this Paragraph 18 shall be endorsed to (i) provide Sub-Sublandlord with thirty (30) days’ notice of cancellation or change in terms; and (ii) waive all rights of subrogation by the insurance carrier against Landlord. If at any time during the Term the amount or coverage of insurance which Tenant is required to carry under this Paragraph 18 is, in Sub-Sublandlord’s reasonable judgment, materially less than the amount or type of insurance coverage typically carried by owners or tenants of properties located in the general area in which the Sub-Sublease Premises are located which are similar to and operated for similar purposes as the Sub-Sublease Premises or if Subtenant’s use of the Sub-Sublease Premises should change with or without Sub-Sublandlord’s consent, Sub-Sublandlord shall have the right to require Subtenant to increase the amount or change the types of insurance coverage required under this Paragraph 18. All insurance policies required to be carried by Subtenant under this Sublease shall be written by companies rated A X or better in “Best’s Insurance Guide” and authorized to do business in the State of New York. Subtenant shall deliver to Sub-Sublandlord on or before the Term Commencement Date, and thereafter at least thirty (30) days before the expiration dates of the expired policies, a certificate(s) evidencing the same issued by the insurer hereunder; and, if Subtenant shall fail to procure such insurance, or to deliver such certificates, Sub-Sublandlord may, at Sub-Sublandlord’s option and in addition to Sub-Sublandlord’s other remedies in the event of a default by Subtenant hereunder, procure the same for the account of Subtenant, and the cost thereof shall be paid to Sub-Sublandlord as Additional Rent.
          B. Indemnity. Subtenant and Sub-Sublandlord shall indemnify and hold the other harmless from and against any and all damages, losses or expenses (including, without limitation, reasonable attorneys’ fees) suffered by reason of the other’s breach of or failure to comply with the provisions of this Sublease or Master Lease or arising from the negligent or improper use or occupancy by it, its agents, employees, licensees, successors or assigns, or any such condition created by it, its agents, employees, licensees, successors or assigns, or any such other negligent act or omission of it, its agents, employees, licensees, successors or assigns, in or about the Building. Whenever, pursuant to any of the provisions of the Master Lease incorporated herein, Subtenant is required to indemnify or defend Sub-Sublandlord, Subtenant shall be required also to indemnify or defend Master Landlord and Sublandlord and such other persons as shall be entitled thereto under the Master Lease. In addition to the foregoing, Subtenant shall indemnify, defend and hold harmless Sub-Sublandlord from and against any loss, cost, damage, or expense (including reasonable attorneys’ fees), or any claim therefor, arising out of (i) actions taken by Sub-Sublandlord at Subtenant’s request, or (ii) any holding over by Subtenant in the Sub-Sublease Premises beyond the expiration or sooner termination of this Sublease, including any such liability with respect to the entire Master Lease arising solely as a result of such holding over by Subtenant.
          C. Evidence of Insurance. Whenever, pursuant to any provision of the Master Lease as incorporated herein, Subtenant is required to furnish insurance (or evidence thereof) to or for Sub-Sublandlord, Subtenant also shall be required to furnish such insurance to or for Master Landlord and such other persons as shall be entitled thereto under the Master Lease, provided that, in the case of any such other person not named in the Master Lease, Sub-Sublandlord shall have notified Subtenant thereof.
     19. Signage Sub-Sublandlord shall use best efforts to obtain Master Landlord’s consent to the placement of signs on the floor of the Sub-Subleased Premises and lobby, as permitted by the Master Lease.
     20. Taxes. Subtenant shall be solely responsible for payment of any and all taxes imposed on Subtenant in connection with its occupancy of the Sub-Sublease Premises, if applicable; provided Sub-Sublandlord shall be responsible for any gross receipts tax attributable to its receipt of Rent hereunder.
     21. Furniture. Without additional charge to Subtenant, Subtenant shall have use of the furniture throughout the term of the Sublease (“Furniture”). Inventory of Furniture is provided at Exhibit “D.” Upon expiration of the Sublease term, Sub-Sublandlord shall convey to Subtenant all of its right, title and interest in and to such Furniture, free of all liens and encumbrances without any warranties for fitness of any kind. During the term of the Lease, Subtenant may dispose of any such Furniture in the event such Furniture shall be damages or unsuitable for use by Subtenant.
     21. Miscellaneous.
          A. Entire Agreement. This Sublease contains the entire agreement and understanding between the parties with respect to the subject matter hereof. There are no oral understandings, terms or other conditions, and neither party has relied upon any representation, express or implied, not contained in this Sublease. All prior understandings, terms, representations or conditions are deemed merged in this Sublease. This Sublease cannot be changed or supplemented orally but only by an agreement in writing signed by both parties hereto.
          B. Waiver of Jury Trial. Subtenant hereby waives trial by jury in any action, proceeding or counterclaim involving any matter whatsoever arising out of or in any way connected with this Sublease, the relationship of Sub-Sublandlord and Subtenant, Subtenant’s use or occupancy of the Sub-Sublease Premises or involving the right to any statutory relief or remedy. Subtenant will not interpose any counterclaim of any nature in any summary proceeding brought by Sub-Sublandlord except for claims which would be deemed waived if not otherwise raised or interposed by the Subtenant.
          C. Governing Law. This Sublease shall be governed by the laws of the State of New York.
          D. Successors and Assigns. The covenants, terms, conditions, provisions and undertakings in this Sublease shall extend to and be binding upon the successors and permitted assigns of the respective parties hereto.
          E. Counterparts. This Sublease may be executed in any number of counterparts and by Sub-Sublandlord and Subtenant on separate counterparts, each of which counterparts when executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.
IN WITNESS WHEREOF, the parties hereto have caused this Sublease to be executed as of the day and year first above written.

SUB-SUBLANDLORD: HARRIS INTERACTIVE INC.
By:	/s/ Gregory T. Novak
Name:	Gregory T. Novak
Title:	President & CEO

By:	/s/ Ronald E. Salluzzo
Name:	Ronald E. Salluzzo
Title:	Chief Financial Officer

SUBTENANT: McCANN ERICKSON INC.
By:	/s/ Nicholas J. Camera
Name:	Nicholas J. Camera
Title:	Vice President and Secretary